Exhibit 99.1

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
WWW.lilly.com
Date: April 20, 2009

For Release:	Immediately
Refer to:	(317) 276-5795 — Mark E. Taylor (Media)
(317) 655-6874 — Philip Johnson (Investors)
Lilly Reports Strong First-Quarter 2009 Results
•	Q1 Revenue Increases 5% on a Reported Basis, Driven by Higher Volume.

•	Foreign Exchange Rates Lead to Improved Gross Margin Percentage.

•	Company Achieves Operating Leverage by Growing Revenue Faster Than Cost of Sales and Operating Expenses.

•	Earnings Rise 24% (reported) or 36% (pro forma non-GAAP) to $1.20 per share.
Eli Lilly and Company (NYSE: LLY) today announced financial results for the first quarter of 2009.
Due to significant strategic actions taken by the company in 2008, financial results for 2008 are presented on both a reported basis and a pro forma non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized by the company during the period. Pro forma non-GAAP results exclude significant items described in the reconciliation tables and also assume the ImClone acquisition was completed January 1, 2008. The pro forma non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2009 financial guidance is also being provided on both a reported and a pro forma non-GAAP basis.
First-Quarter Highlights
O	Total revenue of $5.047 billion increased 5 percent on a reported basis and 3 percent on a pro forma basis, compared with the first quarter of 2008.

O	The movement of foreign exchange rates led to an improved gross margin percentage.

O	On a reported basis, net income and earnings per share grew to $1.313 billion and $1.20, respectively, compared with first-quarter 2008 net income of $1.064 billion and earnings per share of $.97.

O	On a pro forma non-GAAP basis, net income and earnings per share grew to $1.313 billion and $1.20, respectively, compared with first-quarter 2008 net income of $961.9 million and earnings per share of $.88.
“Despite the downturn in the economy, in the first quarter of 2009, Lilly delivered strong financial results, with good underlying operational performance, aided in part by movements in exchange rates,” said John C. Lechleiter Ph.D., Lilly’s chairman and chief executive officer. “Our revenue growth included solid volume-based gains, while our gross margin percentage benefited from a stronger U.S. Dollar. These results, in combination with prudent expense management, helped us to achieve operating leverage and robust earnings per share growth.”
Significant Events Over the Last Three Months
•	The U.S. Food and Drug Administration (FDA) Cardiovascular and Renal Drugs Advisory Committee voted 9 to 0 that prasugrel, an investigational antiplatelet agent, should be approved for the treatment of patients with acute coronary syndromes (ACS) managed with an artery-opening procedure known as percutaneous coronary intervention (PCI).

•	The European Commission granted marketing authorization for Efient® (prasugrel) for the prevention of atherothrombotic events in patients with ACS undergoing PCI. The product has now been launched in both Germany and the United Kingdom.

•	The Court of Appeals for the Federal Circuit in Washington, D.C. overturned a lower court decision and ruled in favor of the company in the case of Ariad Pharmaceuticals et al. v. Eli Lilly and Company, holding that Ariad’s patent claims purporting to cover Evista® and Xigris® are invalid.

•	A bench trial was held in the U.S. District Court for the Southern District of Indiana regarding the company’s patent litigation for Evista. A temporary restraining order currently prohibits the launch of a generic version of Evista by Teva Pharmaceuticals. The company expects a ruling on a preliminary injunction motion by April 23, 2009. If granted, the preliminary injunction would enjoin Teva from launching prior to a final ruling.

•	The FDA approved a new indication for Symbyax® for the acute treatment of treatment-resistant depression (TRD) in adults.

•	The FDA approved two new combination indications for Zyprexa® (olanzapine) and fluoxetine for the acute treatment of bipolar depression and TRD in adults.

•	The company received a complete response letter from the FDA for the first-line squamous cell carcinoma of the head and neck (SCCHN) supplemental Biologics License Application (sBLA) for Erbitux®.

•	The company submitted a reply to the FDA regarding the agency’s complete response letter for Zyprexa long-acting injection. The company also launched this product under the tradename ZypadheraTM in several countries within the European Union.
First-Quarter Significant Items Affecting Reported Net Income
There were no significant items affecting net income in the first quarter of 2009; however, the reported earnings per share for the first quarter of 2008 were favorably affected by significant items netting to $.05 per share. To reflect the impact of the ImClone acquisition as if the acquisition occurred in January 1, 2008, first quarter 2008 pro forma earnings per share have been reduced by $.04 per share. These items are summarized below and in the table that follows:
2008
•	The company recognized a charge of $145.7 million, or $.09 per share, for asset impairments, restructuring and other special charges primarily related to the termination of the AIR® Insulin program.

•	The company recognized a charge of $87.0 million, or $.05 per share, for acquired in-process research and development associated with the BioMS in-licensing arrangement.

•	The company recognized a discrete income tax benefit of $210.3 million as a result of the resolution of a substantial portion of the IRS audit of its federal income tax returns for years 2001 through 2004, which increased earnings per share by $.19.

•	Assuming the ImClone acquisition was completed on January 1, 2008, the pro forma impact of the acquisition would have decreased net income by $.04 per share in the first quarter of 2008.

	First Quarter
	2009	2008	% Growth
Earnings per share (reported)	$1.20	$.97	24%
Asset impairments, restructuring and other special charges	—	.09
In-process research and development charge associated with the BioMS in-licensing	—	.05
Benefit from resolution of IRS audit	—	(.19)
Pro forma as if the ImClone acquisition was completed on January 1, 2008	—	(.04)

Earnings per share (pro forma non-GAAP)	$1.20	$.88	36%

First-Quarter Reported Results
In the first quarter, worldwide total revenue was $5.047 billion, an increase of 5 percent compared with the first quarter of 2008. This 5 percent revenue growth was comprised of a 7 percent increase due to higher volume and a 3 percent increase due to higher prices, partially offset by a 6 percent decline due to the impact of foreign exchange rates (numbers do not add due to rounding). Worldwide total revenue of $5.047 billion was comprised of product sales of $4.892 billion, an increase of 4 percent, and collaboration and other revenue of $155.2 million, an increase of 58 percent, primarily due to the inclusion of Erbitux revenue as a result of the ImClone acquisition. U.S. total revenue increased 13 percent to $2.872 billion. Total revenue outside the U.S. decreased 4 percent to $2.175 billion due to the negative impact of foreign exchange rates.
Gross margin as a percent of total revenue increased by 6.9 percentage points, to 83.8 percent. This increase was due to the impact on international inventories from the decline in foreign currencies compared to the U.S. dollar, resulting in a benefit to cost of sales.
Marketing, selling and administrative expenses decreased 1 percent, to $1.529 billion. This decrease was due to the impact of foreign exchange rates and a reduction in expenses related to U.S. marketing programs, partially offset by the impact of the ImClone acquisition and increased prasugrel pre-launch activities. Research and development expenses were $947.3 million, or 19 percent of revenue. Compared with the first quarter of 2008, research and development expenses grew 8 percent due primarily to the ImClone acquisition and increased late-stage clinical trial and discovery research costs, partially offset by the impact of foreign exchange rates. Total operating expenses, defined as the sum of research and development, marketing, selling and administrative expenses, increased 2 percent compared with the first quarter of 2008.
In the first quarter of 2008, the company recognized a charge of $145.7 million for asset impairments, restructuring and other special charges primarily related to the termination of the AIR® Insulin program and a charge of $87.0 million for acquired in-process research and development associated with the BioMS in-licensing arrangement.
Operating income increased 69 percent to $1.754 billion. Excluding the impact of changes in foreign exchange rates, operating income would have increased 45 percent.
Other income (expense) decreased by $91.0 million, to a net expense of $70.7 million, primarily due to lower interest income and higher interest expense associated with the ImClone acquisition, as well as lower business development income.
The effective tax rate was 22 percent in the first quarter of 2009. In the first quarter of 2008, the company reported an aggregate income tax benefit of $8.0 million due to the recognition of a $210.3 million discrete benefit as a result of the resolution of a substantial portion of the IRS audit of the company’s federal income tax returns for years 2001 through 2004.
Net income and earnings per share increased to $1.313 billion and $1.20, respectively, compared with first-quarter 2008 net income of $1.064 billion and earnings per share of $.97.
First-Quarter Pro Forma non-GAAP Results
Worldwide pro forma total revenue for the first quarter of 2009 was $5.047 billion, an increase of 3 percent compared with the first quarter of 2008. This 3 percent revenue growth was comprised of a 5 percent increase due to higher volume and a 3 percent increase due to higher prices, partially offset by a 5 percent decline due to the impact of foreign exchange rates. Gross margin as a percent of total revenue increased by 7.3 percentage points, to 83.8 percent. Marketing, selling and administrative expenses decreased 3 percent, while research and development expenses increased 4 percent. Total operating expenses, defined as the sum of research and development, marketing, selling and administrative expenses, were flat compared with the first quarter of 2008. Operating income increased 38 percent to $1.754 billion. Excluding the impact of changes in foreign exchange rates, operating income would have increased 19 percent. Other income (expense) decreased $25.4 million. The effective tax rate was 22 percent. Net income and earnings per share increased 37 percent and 36 percent, respectively, to $1.313 billion and $1.20 per share, primarily due to improved gross margins.
Revenue Highlights — Reported

			% Change
	First Quarter		Over/(Under)
(Dollars in millions)	2009	2008	2008
Zyprexa	$1,123.0	$1,120.2	0%
Cymbalta®	709.3	605.1	17%
Humalog®	450.6	407.4	11%
Gemzar®	367.8	426.2	(14)%
Cialis®	358.8	336.9	6%
Alimta®	335.3	247.2	36%
Evista	256.9	261.1	(2)%
Humulin®	240.6	257.7	(7)%
Forteo®	187.5	185.0	1%
Strattera®	158.9	148.0	7%
Total Product Sales	4,891.8	4,709.4	4%
Collaboration and Other Revenue[1]	155.2	98.2	58%

Total Revenue	$5,047.0	$4,807.6	5%

[1]	Collaboration and other revenue is primarily comprised of Erbitux royalties and 50 percent of Byetta’s gross margin in the U.S.
Zyprexa
In the first quarter of 2009, Zyprexa sales totaled $1.123 billion, essentially flat compared with the first quarter of 2008. U.S. sales of Zyprexa increased 7 percent to $535.4 million, driven by higher prices and the favorable impact of wholesaler buying patterns, partially offset by lower demand. Zyprexa sales in international markets decreased 5 percent, to $587.6 million, driven by the unfavorable impact of foreign exchange rates, partially offset by increased volume. Demand outside the U.S. was favorably impacted by the withdrawal of generic competition in Germany.
Cymbalta
For the first quarter of 2009, Cymbalta generated $709.3 million in sales, an increase of 17 percent compared with the first quarter of 2008. U.S. sales of Cymbalta increased 17 percent, to $597.1 million, driven by higher demand, increased prices, and the favorable impact of wholesaler buying patterns. Sales outside the U.S. were $112.2 million, an increase of 19 percent, driven primarily by higher demand, partially offset by the unfavorable impact of foreign exchange rates.
Humalog
For the first quarter of 2009, worldwide Humalog sales increased 11 percent, to $450.6 million. Sales in the U.S. increased 20 percent to $286.2 million, driven by increased prices and increased demand. Sales outside the U.S. decreased 3 percent to $164.4 million, driven by the unfavorable impact of foreign exchange rates, partially offset by increased demand.
Gemzar
Gemzar sales totaled $367.8 million in the first quarter of 2009, a decrease of 14 percent from the first quarter of 2008. Sales in the U.S. decreased 4 percent, to $169.4 million, due to the unfavorable impact of wholesaler buying patterns and lower net effective selling prices, partially offset by higher demand. Sales outside the U.S. decreased 21 percent, to $198.3 million, as a result of the unfavorable impact of foreign exchange rates, reduced prices and the entry of generic competition in most major markets.
Cialis
Cialis sales for the first quarter of 2009 were $358.8 million, representing growth of 6 percent compared with first-quarter 2008. U.S. sales of Cialis were $149.1 million in the first quarter, a 21 percent increase compared with the first quarter of 2008, driven by higher prices, increased demand, and the favorable impact of wholesaler buying patterns. Sales of Cialis outside the U.S. decreased 2 percent, to $209.7 million, driven primarily by the unfavorable impact of foreign exchange rates, partially offset by increased demand and higher prices.

Alimta
For the first quarter of 2009, Alimta generated sales of $335.3 million, an increase of 36 percent compared with the first quarter of 2008. U.S. sales of Alimta increased 42 percent, to $172.8 million, due to increased demand. Sales outside the U.S. increased 30 percent, to $162.4 million, due to increased demand, partially offset by the unfavorable impact of foreign exchange rates.
Evista
Evista sales were $256.9 million in the first quarter of 2009, a 2 percent decrease compared with the first quarter of 2008. U.S. sales of Evista decreased 4 percent to $163.8 million, as a result of lower demand, partially offset by higher prices. Sales outside the U.S. increased 4 percent to $93.1 million, driven by the favorable impact of buying patterns in Japan, partially offset by the unfavorable impact of foreign exchange rates.
Humulin
Worldwide Humulin sales decreased 7 percent in the first quarter of 2009, to $240.6 million. U.S. sales increased 6 percent to $99.0 million, due primarily to higher net effective selling prices. Sales outside the U.S. decreased 14 percent, to $141.5 million, driven by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower prices.
Forteo
First-quarter sales of Forteo were $187.5 million, a 1 percent increase compared with the first quarter of 2008. U.S. sales of Forteo increased 3 percent, to $121.8 million, driven by increased net effective selling prices, partially offset by lower demand. Sales outside the U.S. decreased 1 percent, to $65.7 million, due to the unfavorable impact of foreign exchange rates, partially offset by higher demand.
Strattera
During the first quarter of 2009, Strattera generated $158.9 million of sales, an increase of 7 percent compared with the first quarter of 2008. U.S. sales were essentially flat at $115.6 million, due to higher net effective selling prices offset by lower demand. Sales outside the U.S. increased 33 percent, to $43.3 million, driven by a one-time benefit from the resolution of pricing discussions in Canada and, to a lesser extent, higher demand, partially offset by the unfavorable impact of foreign exchange rates.

Byetta®
Lilly reports in collaboration revenue its 50 percent share of Byetta’s gross margin in the U.S., and in product sales 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the first quarter, Lilly recognized total revenue of $97.5 million for Byetta, an increase of 18 percent, comprised of collaboration revenue of $70.2 million and product sales of $27.3 million.
Worldwide sales of Byetta were $181.4 million in the first quarter of 2009, a 7 percent increase compared with the first quarter of 2008, driven by growth in international markets. U.S. sales of Byetta of $157.7 million were essentially flat compared with the first quarter of 2008 while sales of Byetta outside the U.S. were $23.7 million.
Erbitux
Lilly reports in collaboration revenue the net royalties received from its Erbitux collaboration partners, and in product sales the revenue from manufactured product. For the first quarter, Lilly recognized total revenue of $94.1 million for Erbitux, comprised of collaboration revenue of $68.0 million and product sales of $26.1 million.
Animal Health
Worldwide sales of animal health products in the first quarter of 2009 were $264.1 million, an increase of 12 percent compared with the first quarter of 2008. U.S. sales grew 43 percent, to $153.6 million, primarily due to the inclusion of sales from the Posilac® acquisition completed in October, 2008. Sales outside the U.S. decreased 13 percent, to $110.5 million, driven primarily by the unfavorable impact of exchange rates.

2009 Financial Guidance
The company reconfirmed its 2009 financial guidance, including its earnings per share guidance range of $4.00 to $4.25.
2009 Earnings Per Share Expectations:

	2009	2008
	Expectations	Results	% Growth
Earnings (Loss) per share (reported)	$4.00 to $4.25	($1.89)	NM
Financial impact of ImClone acquisition, including in-process research and development and other charges	—	4.46
Charges related to Zyprexa investigations	—	1.20
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	—	.30
Asset impairments (included in cost of sales)	—	.04
In-process research and development charges associated with SGX acquisition and in-licensing transactions with BioMS and TransPharma	—	.10
Benefit from resolution of IRS audit	—	(.19)
Pro forma as if the ImClone acquisition was completed on January 1, 2008	—	(.20)

Earnings per share (pro forma non-GAAP)	$4.00 to $4.25	$3.82	5% to 11%

NM — not meaningful
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the first-quarter 2009 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through May 20, 2009.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information

— for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-K filed February 2009. The company undertakes no duty to update forward-looking statements.
#      #      #
Alimta® (pemetrexed, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Efient® (prasugrel, Lilly)
Erbitux® (cetuximab, ImClone Systems, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Posilac® (recombinant bovine somatotropin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
ZypadheraTM (Lilly)
Zyprexa® (olanzapine, Lilly)
AIR® is a trademark of Alkermes, Inc.
Eli Lilly and Company Employment Information

	March 31, 2009	December 31, 2008
Worldwide Employees	40,250	40,450

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31
	2009	2008	% Chg.

Net product sales	$4,891.8	$4,709.4	4%
Collaboration and other revenue	155.2	98.2	58%

Total Revenue	5,047.0	4,807.6	5%

Cost of sales	816.4	1,111.3	(27)%
Research and development	947.3	877.1	8%
Marketing, selling and administrative	1,529.2	1,550.5	(1)%
Acquired in-process research and development	—	87.0	NM
Asset impairments, restructuring and other special charges	—	145.7	NM

Operating income	1,754.1	1,036.0	69%

Net interest income (expense)	(60.2)	(3.5)
Net other income (expense)	(10.5)	23.8

Other income (expense)	(70.7)	20.3

Income before income taxes	1,683.4	1,056.3	59%
Income taxes	370.3	(8.0)	NM

Net income	$1,313.1	$1,064.3	23%

Earnings per share — basic	$1.20	$0.97	24%

Earnings per share — diluted	$1.20	$0.97	24%

Dividends paid per share	$0.49	$0.47	4%
Weighted-average shares outstanding (thousands) — basic	1,097,224	1,093,866
Weighted-average shares outstanding (thousands) — diluted	1,097,256	1,094,056

NM — not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — Pro forma Non-GAAP
(Dollars in millions, except per share data)

	Three Months Ended
	March 31
	2009	2008(a)(b)	% Chg.

Net product sales	$4,891.8	$4,734.8	3%
Collaboration and other revenue	155.2	175.7	(12)%

Total Revenue	5,047.0	4,910.5	3%

Cost of sales	816.4	1,155.1	(29)%
Research and development	947.3	913.1	4%
Marketing, selling and administrative	1,529.2	1,575.0	(3)%
Acquired in-process research and development	—	—	NM
Asset impairments, restructuring and other special charges	—	—	NM

Operating income	1,754.1	1,267.3	38%

Net interest income (expense)	(60.2)	(56.0)
Net other income (expense)	(10.5)	10.7

Other income (expense)	(70.7)	(45.3)

Income before income taxes	1,683.4	1,222.0	38%
Income taxes	370.3	260.1	42%

Net income	$1,313.1	$961.9	37%

Earnings per share — basic	$1.20	$0.88	36%

Earnings per share — diluted	$1.20	$0.88	36%

Dividends paid per share	$0.49	$0.47	4%
Weighted-average shares outstanding (thousands) — basic	1,097,224	1,093,866
Weighted-average shares outstanding (thousands) — diluted	1,097,256	1,094,056

NM — not meaningful

(a)	The first-quarter 2008 financial statement has been restated assuming the acquisition of ImClone was completed by Lilly effective January 1, 2008.

(b)	The first quarter of 2008 amounts are also adjusted to eliminate a charge of $145.7 million, or $0.09 per share for asset impairments, restructuring and other special charges primarily related to the termination of the AIR Insulin program; a charge of $87.0 million, or $0.05 per share for acquired in-process research and development associated with the BioMS in-licensing arrangement; and a discrete income tax benefit of $210.3 million, or $0.19 per share as a result of the resolution of a substantial portion of the IRS audit of its federal income tax returns for the years 2001 through 2004.